Exhibit 4.45
[Unofficial Translation]

DOCUMENT OF PRINCIPLES DATED APRIL 15, 2010

Between:

1.        BLUE SQUARE REAL ESTATE TEL AVIV MARKET COMMERCIAL LTD.
Pvte. Co. 514433986.

2.        BLUE SQUARE REAL ESTATE TEL AVIV MARKET HOUSING LTD.
Pvte. Co. 514434000.

(hereinafter – “Blue Square”).
of the one part;

And:

1.        GINDI COMMERCIAL TEL AVIV LTD.
Pvte. Co. 514434372

2.        GINDI HOUSING TEL AVIV LTD.
Pvte. Co. 514434380

(hereinafter – “Gindi”)
of the other part;

1.
The parties agree to purchase the “Property Sold” from the “Sellers” (as these terms are defined in the “Sale Agreements”, as defined below), in equal shares between them (50% - 50% of the rights and obligations), all in the manner, in the ways of incorporation and subject to what is set forth below in this Document of Principles.

2.
For purposes of purchasing the Property Sold, the “Housing Company” and “the Mall Company”, as defined below, will contract with the Sellers under the Sale Agreements, the Construction of Public Buildings Contract, including the appendices thereto, in the text and on the conditions as shall be agreed with the Sellers on the basis of the drafts attached hereto as Appendix A (the Construction Contract and the Sale Agreements will henceforth be referred to as – “the Sale Agreements”).

3.
Up to the time of signing of the Sale Agreements the parties will establish two companies: the one, which will purchase the “Residential Section” (hereinafter – “the Housing Company”) and the other which will purchase the “Commercial Rights” (which will also be referred to below as “the Commercial Precinct” or “the Commercial Section” or “the Mall”) (hereinafter – “the Mall Company”).  Each of the parties will have one half (50%) of the rights and obligations in each such company.  In addition, the provisions of this Document of Principles will apply respectively and as the case may be to the relationship between the parties in each of the companies in a manner whereby everything stated in relation to the joint company, in the absence of an express provision to the contrary, means that it applies both in relation to the Housing Company and also in relation to the Mall Company (each of the Housing Company and the Mall Company will henceforth be referred to as – “the Company” or “the Joint Company”).  The parties will act in such a manner that the articles of each of the companies will be adapted to the provisions of this Document of Principles.  In the case of a conflict between the provisions of this Document of Principles and the articles of the companies, the provisions of this Document of Principles shall prevail.

4.	The Joint Company:

The name of the Housing Company will be Lev Tel Aviv Towers Ltd. and the name of the Mall Company will be City of Tel Aviv Mall Ltd.

4.1
The object of the Joint Company will be: acquisition of the Property Sold (the Mall Company with respect to the commercial rights and the Housing Company with respect to the residential rights), the planning, development, branding, construction, marketing and management thereof.  For purposes of this clause marketing means – with respect to the residential section, sale, and for purposes of the Commercial Precinct, leasing only.

4.2	50% of the shares and rights in the Housing Company and in the Mall Company will be allotted to Blue Square and the same to Gindi.

4.3	Unless otherwise stipulated in this document, decisions in the Joint Company shall be passed by a majority vote of the directors.

4.4
The board of directors of the Company shall formulate its policy.  The board of directors shall be comprised of 4 members, one half of whom will be appointed by Blue Square and the other half by Gindi, and the same will apply to the replacement of such members and the appointment of others in their stead.

5.	Unanimous resolutions

The parties hereby stipulate that there shall be no validity to any resolution of the board of directors and/or any resolution of the general meeting and/or of any of its committees on any of the matters described below, unless such resolution is passed unanimously, provided that the holdings of each of the parties at the time the resolution is passed shall not be less than 25% of the issued and paid-up share capital of the relevant company.  The following are the subjects:

5.1
A resolution on the basic planning layouts – basic design concept of the Project (which will serve as a basis for detailed planning) and a general business and commercial plan including the indicative price lists, both with respect to residential areas and also in relation to the Mall.  In this connection it is clarified that under all circumstances a closed mall will be designed.

5.2
Approval of a budget for the Housing Project or for the Commercial Project or for the Public Buildings, whether annual or multi-annual, and whether the amendment, increase or decrease of the budget, will be divided into two subjects: one, direct building construction items (“the Construction Items”) and the other the remaining subjects (“Other Items”).  On each of the abovementioned subjects unforeseen expenses will be fixed of 5% of the total costs on that subject.  It is clarified that Gindi will be entitled to take decisions on its own (without requiring the consent of Blue Square) in each of the following cases: (a) in the case of a deviation of up to 2% from the total construction costs item (including unforeseen expenses) and 5% of the total costs of the Other Items (including unforeseen expenses); notwithstanding the foregoing, under no circumstances shall a budget item exceed what was fixed with the consent of the parties by more than double; (b) to reduce the revenues budget by a percentage of up to 5%, provided that under no circumstances will residential units be sold at less than 90% of the price lists, except with unanimous consent.  It is clarified that for purposes of this clause “costs” do not include the costs of acquiring the land and Land Acquisition Tax.  It is further agreed that the advertising and the marketing budget may be up to 6% of the total anticipated revenues of the Project.

5.3	Contractual arrangements with a bank/s, credit institutions, under a finance and construction loan agreement.

5.4	Entering into encumbrance agreements of all types.

5.5	A resolution regarding the raising of money from the shareholders and/or from any third parties.

5.6
Rights of signature – the rights of signature in each company will be in accordance with the rights of signature protocol which is attached hereto as Appendix B.  The rights of signature shall not be altered except by way of a unanimous decision of the parties.  Gindi’s representatives in the Company will have a right to sign any contractual arrangement (excluding checks) of the Company, the extent or implications of which do not exceed NIS 5 million and which is in accordance with the budget referred to in Clause 5.2 above, and it will not require a signature by Blue Square.

5.7
Transactions with interested parties or transactions with a third party in which either of the parties has a personal interest, including transactions between the Mall Company and the Housing Company and/or between the management company, and except as stated in this Document.

5.8
Appointment / replacement / dismissal of: senior officers in the Company to the extent that there is a necessity for their appointment and of a management and supervision company for the Project and fixing of their remuneration.  It is clarified that the contents of this clause do not apply to the appointment or replacement of directors of the Company, in relation to whom the contents of Clause 4.4 above will apply.

5.9	Any financial contractual arrangement of the Company the extent or implications of which exceeds NIS 5 million.

5.10
The making of an offer and/or participation in the acquisition of rights in “the Remainder of the Project Lands”, as defined in the Sale Agreements.  A party to this Document of Understanding shall not give and shall not participate in, directly or indirectly, an offer and/or in initiating the purchase of the remaining market rights in the Project Lands or any part thereof, without the offer being brought for deliberation by the board of directors of the Joint Company prior thereto and only if the Joint Company should decide that it is not interested in purchasing those rights that have been offered, will the party interested in doing so be entitled to enter into a transaction in connection therewith.

5.11	Contractual arrangements with companies for the management of the areas of the Mall, the parking garages and the maintenance of the public areas.

5.12	Deciding on the trade name for the commercial areas. As opposed to that the trade name of the residential project, including the name of the Project on Plot No. 6 shall be decided by Gindi.

5.13
Any alteration and/or amendment to the Sale Agreements and/or any other document that has been signed and/or may be signed with the Sellers and/or with the bank and/or with a third party where the original contractual arrangement with such party requires the consent of both third parties.

5.14	Conversion of the obligation for payment of “the additional consideration”, as defined in the Sale Agreements (upside) and/or receiving an option for such conversion.

5.15	The bringing in of an additional shareholder into the Company and/or any transaction which in essence constitutes a merger or sale or allotment of shares in the Company.

5.16
A decision with regard to the giving of discounts to buyers of apartments in the residential section and/or an increase of selling prices of the apartments of more than 10% of the prices specified in the “zero report” that will be prepared for the Project and subject to the approval of the bank, to the extent that it is required.  If at the time of marketing the apartments there are no “zero report” that has been approved by the bank, then the price lists that will be agreed by the parties prior to the commencement of marketing will come in its stead.

6.	The parties agree that the Commercial Section of the Project will be operated as a yield producing property and that there is no intention to sell individual shops forming part thereof.

7.	Management Services

7.1
The Company hereby appoints Gindi to provide the Company with “the management services” as defined below.  The period for the providing of management services will be: in relation to the residential section until delivery of the last building in the residential section or up to 5 years from the date of signing of the Sale Agreements, whichever is the later, and in relation to the Commercial Precinct – up to one year from the date of initial operation of the Mall (hereinafter – “the Management Period”).  Gindi will have the right to extend the period of overriding management of the Mall for an additional two years, without any consideration.

7.2
In the framework of the management services and subject to the provisions of this Agreement, Gindi will be responsible for and will have the full power and authority on all aspects of the current, daily, basic and detailed management of the Project, including, without limitation, design of the Project (selecting professional consultants, managing the planning, detailed planning, design, licensing etc.), marketing and sales of the Project (including the selecting of the entities who will market and sell the Project, managing them, laying down and implementing the marketing, sales and advertising policy, etc.), structuring and managing the Project budget, carrying out and constructing the Project, including in connection with managing the construction of the Public Buildings in accordance with the provisions of the Construction Contract (including choosing executing contractors, issuing tenders and managing same, managing implementation, etc.). (Everything stated in this clause will be referred to above and below as “the Management Services”).

It is hereby agreed that prior to any contractual arrangement in connection with the construction of the Project, including, without limitation, entrusting of contracting works, procuring of services of any sort and/or procuring of goods, at least 2 quotations shall be obtained (to the extent that it is possible to obtain two quotations).  The foregoing will not apply to contractual arrangements the overall scope and extent of which is less than a sum of NIS 200,000.

7.3	It is hereby agreed that for purposes of constructing the Project, the Joint Company and/or someone on its behalf will contract with the following consultants:

7.3.1	Architect for the Housing Project: Yashar Architects.

Commercial:	Yasky or Zur

7.3.2	Management and supervision: Margolin Brothers or Waxman Govrin.

7.3.3	Traffic Consultants: Dagesh

7.4
Gindi undertakes to provide the Management Services during the management period through at least one of the following persons Manor Gindi and/or Uri Levi, all for the period, on the conditions and for the consideration as specified in this Document of Principles (hereinafter – “the Managers” / “the Manager”).  Without derogating from Gindi’s commitment as aforesaid, in any event that at least one of the Managers does not provide the Management Services to the Company and/or in any event in which control in Gindi is transferred to any third party, the Company will be entitled to terminate the contractual agreement with Gindi in connection with the providing of Management Services to the Company, and in such case the management fees will be adjusted to the period in which the Management Services were actually provided.  The formula for adjustment will be decided upon in the scope of the detailed agreement.  The Managers are not and will not be deemed to be employees of the Company and their remuneration, as well as their social conditions, will be given to them by Gindi and on its responsibility.  The Company will not bear any expense and/or social benefits in respect of the Managers.  Provisions which guarantee this will be stipulated in the framework of the detailed agreement.

The appointment of the Managers as aforesaid is a personal appointment and cannot be assigned and/or endorsed either fully or partially.

8.	Finance

8.1
The parties will finance the Project, including the purchase, out of their own independent resources and by way of external banking / financial construction loans.  The parties will take steps to maximize the external financing element in the transaction to the greatest extent possible.  In the absence of written agreement to the contrary, each party will be responsible for and obliged to provide only its pro rata share.

8.2
Notwithstanding the fact that the holdings of the parties in the Joint Company are equal shares, Blue Square will provide the Joint Company for purposes of making “First Payment”, “the Additional First Payment” and “the Later First Payment”, as these terms are defined in the Sale Agreements (which will be referred to below in this Document of Principles as – “the First Payment”) with 60% of any such payment and Gindi will provide 40% of the amount of each such payment.

8.3
The parties will act together and in unison to obtain a line of frame, on a guarantee by the owners in equal shares between them, for purposes of financing the investments and expenses of the Joint Company, prior to the giving of the banking construction loans, including payments to consultants, real estate agents and other service providers that may be required during the period from the date of making of the First Payment and up to the time the banking construction loans are provided (hereinafter: “the Additional Expenses”).  The parties’ working assumption is that they will not be required to pay Land Acquisition Tax before the Second Payment and that this does not form part of the Additional Expenses.  However, if the Company is obliged to make payments of Land Acquisition Tax prior to the date of the Second Payment, notwithstanding what is stated above, then this amount will also be taken into account in the scope of the Additional Expenses and the situation regarding the excess amount that will be provided by Blue Square as aforesaid, will be deemed to be the same as the early payment and in a manner that this will bear costs, interest and indexation differences from the date on which it is provided.

8.4
If the Joint Company does not succeed in obtaining a line of credit as aforesaid, for cover of the Additional Expenses or any part thereof, then Blue Square will provide 60% of the Additional Expenses or of that part in respect of which a line of credit as aforesaid was not obtained, and Gindi 40% of the amounts that have been paid / will be paid in excess of the amount that was paid by Gindi, i.e.: 20% of the amount of the First Payment and of the Additional Expenses as defined below by Blue Square instead of Gindi as stated in Clauses 8.2 and 8.3 above, (hereinafter referred to – “the Anticipated Payment”).

8.5
It is agreed that the Anticipated Payment will be deemed to be a loan by Blue Square in a manner that Gindi and Dirot Yukra will be guarantors for reimbursement of one half of the amount that was anticipated (together with linkage and interest, as specified in this Document of Principles), if this is not repaid within 8 years from the date of this document.

8.6
The Anticipated Payment shall, during the period from the date of the purchase agreement and up to the time of making of the Second Payment, will bear indexation differences and interest at the minimum rate required in accordance with the Income Tax Regulations (linkage and the interest on the Anticipated Payment will be referred to below as – “the Amount of the Costs in the First Period”) and in respect of the period subsequent to making of the Second Payment, will be linked to the Consumer Price Index and will bear interest and costs as follows: if the source of financing of the Anticipated Payment is from a loan which Blue Square has taken for such purpose – then Blue Square will be entitled to receive its costs, including interest at an identical rate to that it will be required to pay the bank (back to back) and in a case in which Blue Square provides the Additional Payment not by way of such loan, then the interest will be fixed according to the cost of raising of a similar amount (debentures) and on similar conditions (such as duration) which prevails for the time being in a company having a similar rating to Blue Square.

8.7
Any payment that may be required commencing from and including “the Second Payment”, as defined in the Sale Agreements, including, but without limitation, the expenses necessary for purposes of erecting and completing the Project, including all the parts thereof, if same was not provided within the scope of the construction loans, will be provided by the parties themselves, in equal shares.

8.8
Any withdrawal of equity capital will be repaid according to the proportions of the parties’ investments, including the interest and the indexation differences that have accrued in respect of the equity capital, including in respect of the Anticipated Amount as aforesaid, at the time of such repayment of equity capital (if for example up to the date of withdrawal of the equity capital, Blue Square invests 55% and Gindi 45%, then and at that time Blue Square will receive 55% of such repayment of equity capital and Gindi 45%).

8.9	Each party declares that it has the ability to meet its obligations in accordance with this Document of Principles and the Sale Agreements.

Management fees to Gindi

9.1
In consideration for Gindi’s Management Services, Gindi will be entitled to receive Management Fees from the Housing Company at a rate equal to 16% of “Profits of the Housing Project”, as defined below and Management Fees from the Mall Company at a rate equivalent to 16% of “the calculated profit of the Company from the Commercial Precinct”, as defined below.

9.2	For purposes of calculation and payment of the Management Fees to Gindi, the terms and expressions set forth below will have the meanings set opposite them:

Cost of construction: All expenses of whatsoever nature connected with constructing the Project (the residential or the commercial areas, as the case may be), until the full completion thereof, without exception, where such expenses do not include V.A.T., including, without limitation, the costs of purchase of the Property Sold (including “the Extra Consideration”, as defined in the Sale Agreements), Land Acquisition Tax, building fees and levies, investments in the leased premises, betterment levies and similar other public impositions, management expenses (excluding the Management Fees to Gindi) planning and coordinating supervision, financial expenses, building construction, materials, marketing, real estate agency commission, attorneys, registration and payment to the Municipality in respect of registration and any other expense that is connected or demanded for purposes of the Project, all as will be recorded in the books of the Joint Company and subject to the provisions of this document.

Costs of construction of the residential areas means the cost of construction within the meaning thereof above and in relation to the Housing Project only.  This will include the costs of constructing the open public areas, and in the absence of a directive to the contrary from the Company’s auditors stating that these expenses must be attributed  to the cost of construction of the commercial section, also the cost of construction of the Public Buildings.

Costs of construction of the Commercial Section: means the cost of construction within the meaning thereof above in relation to the commercial project only.

Profits of the Housing Project: the amount of proceeds (excluding V.A.T.) received from the sale of residential units and the areas ancillary thereto (storerooms, parking places and so forth), including any other amount that may be received in the Housing Project (including legal expenses and/or registration expenses), and in the absence of a directive to the contrary from the Company’s auditors to the effect that these receipts must be attributed to the calculated profit from the Commercial Precinct, also all the revenues in respect of works for erecting the Public Buildings, less the cost of construction of the residential areas.

The Company’s calculated profit from the Commercial Precinct: The NOI that will be calculated at the beginning of the fourth year from the opening of the Mall in respect of the operation of the Mall in the third year after the opening of the Mall multiplied by 10, less the costs of construction of the Commercial Section.

9.3
The Management Fees that are due to Gindi from the Mall Company in accordance with the provisions of Clauses 9.1 and 9.2 above are derived from the Company’s calculated profit from the Commercial Precinct (hereinafter – “the Mall Management Fees”) shall be paid together with V.A.T. as prescribed by law against a tax invoice, in the eight equal and successive annual payments on a basis that Gindi will be entitled to the first payment at the time of opening of the Mall and in the manner described below.  Subject to the approval of the lending bank, Gindi will be entitled to receive an advance payment on account of the Mall Management Fees, at the time of opening of the Mall and likewise at the end of one year and at the end of two years from the time of opening of the Mall, where the NOI for purposes of calculating such advance, shall be done according to the revenues expected by the Mall Company, in the first year of lease from the date of opening of the Mall and as arising from the lease agreements and an assessment of the anticipated expenses in respect of the first year of lease.  Amounts of the advance payment (both the aforesaid advance payment as well as the advance payment mentioned in Clause 9.9 below) which will pay to Gindi up to such time shall be deducted from the Mall Management Fees, where such advance payments are linked to the index from the date of payment thereof to Gindi and up to the date of the set-off as aforesaid (hereinafter – “the Balance of the Management Fees”). The Balance of the Management Fees will be paid together with linkage differences to the Consumer Price Index where the basic index is the index that was known at the time of fixing the amount of the Mall Management Expenses, and this shall be done in five equal annual payments from the date of calculation of the Management Fees.  In the event of a sale of the Commercial Section or in the case of refinancing of the Commercial Project, then upon receipt of the consideration in respect of the sale or receipt of refinance and release of the equity capital (including the Anticipated Payment) to the shareholders in the Mall Company, the Balance of the Mall Management Fees which have not yet been paid shall be paid to Gindi at such time by the Mall Company.

9.4
Calculation and total of the amounts mentioned in this Clause 9 above, both with respect to its expenses and also in regard to proceeds, as well as with respect to construction costs and in regard to a definition of the relevant profit, shall be done in values linked to the Consumer Price Index, from the known index at the time of the charge, expense, payment, receipt of proceeds, as the case may be, and as against the known index at the time of the accounting.

9.5	For purposes of calculating the amount of the construction costs or any calculation deriving from the costs of construction, of both of the Commercial Project and also of the Housing Project:

a.	No depreciation of any sort and at any percentage will be taken into account, whether or not actually recorded.

b.	Expenses that are considered and recorded from the aspect of the tax laws and as revenue expenses, and not as capital expenses, will also be taken into account.

9.6
The Company will record in its books direct expenses as the case may be, i.e. – those which belong to the residential areas will be recorded to the Housing Project and those which belong to the Commercial Project will be recorded to the Commercial Project.  With respect to mixed expenses the parties will act in accordance with the directives of whomever the parties may appoint for this purpose.

9.7	Payment of the Management Fees deriving from the profit on the residential areas, will be paid to Gindi immediately after and subject to fulfillment of the following cumulative conditions:

9.7.1	The Anticipated Payment as referred to in Clause 8.4 above will be repaid in full to Blue Square together with all the interest that has accrued up to such time.

9.7.2	Repayment of the full equity capital that was furnished by the parties together with financial costs and simultaneous with the distribution of the balance of the profits due to the shareholders.

9.7.3	Approval of the lending banks is given to the payment of such Management Fees.

9.8
Calculation of the calculated profit from the Commercial Precinct and the profits of the Housing Project and Gindi’s Management Fees in respect thereof, shall be made only in accordance with the contents of Clause 9 and all the sub-clauses hereof, notwithstanding any other existing or future accounting instruction and/or standard.

9.9
Gindi will be entitled to receive from the Company, once each year commencing from the date of signing of the Sale Agreements, an advance payment on account of the Management Fees in an amount of NIS 3 million per annum plus V.A.T. as prescribed by law, where such amount is linked to the index commencing from the known index at the time of signing of the Sale Agreements, during a period of 5 years only, and with regard to the Commercial Section during a period of 5 years or until the opening of the Mall whichever is the earlier, at which time payment of the advance payments shall cease.  That is to say, altogether – not more than NIS 15 million plus V.A.T. as prescribed by law.  Out of the aforesaid amount, NIS 7.5 million plus V.A.T. as prescribed by law, where same is linked to the index as aforesaid, will be deemed to be an advance payment on account of the Management Fees from the Housing Company, and NIS 7.5 million plus V.A.T. as prescribed by law where same is linked to the index as aforesaid, will be deemed to be an advance payment on account of the Mall Management Fees.  The parties will take steps to obtain approval for this payment by the lending bank in the scope of the construction loan agreement.  Only upon the lending bank’s approval will cumulative amounts of the advance payments to which Gindi is entitled in respect of the period commencing from the date of signing of the Sale Agreements and up to the date of actual payment be paid and from that date onwards the amounts of the advance payments will be paid until the full payment of the amount of the advance payment, all in accordance with the bank’s approval.  It is hereby expressly clarified that if eventually the Housing Project and/or the Commercial Project does not have profits, then Gindi will not be entitled to any Management Fees in respect of such Project (the Housing or the Commercial Project as aforesaid), but the amount of the advance payment in respect of such Project will not be refunded.

9.10
It is further clarified that commencing from the date of Gindi’s entitlement to payment of the advance payment stipulated in Clause 9.3 above, only one advance payment will be paid to Gindi in respect of the commercial areas, being either the advance payments specified in Clause 9.3 above or that which is specified in this clause, whichever is the higher.

9.11
Gindi will be entitled to a bonus in an amount which is equivalent to “the total costs in the first period”, as defined in Clause 8.6 above, less an amount equivalent to the indexation differences in respect of the Anticipated Payment, all in relation to the period from the date of the purchase agreement and up to the making of a Second Payment.  The amounts that will be due to Gindi as aforesaid will be paid at the time at  which the amount of costs in the first period, as defined above, are paid to Blue Square.

9.12
In the event of a dispute regarding calculation of the Management Fees, the matter will be decided by Ronen Barel C.P.A. or another senior partner of the Kost office who will be appointed by him, all in accordance with the provisions of this Document of Principles (hereinafter – “the Arbiter Accountant”).  His status will be that of an expert arbiter and not the status of an arbitrator and his decision shall be final and it shall be made on the basis of the provisions of this document only.  The Management Fees shall be paid out of the company’s resources – in other words, during the construction stage in the scope of the construction loans and later on out of profits.

9.13	A tax invoice according to law shall be delivered against payment of the Management Fees.

9.14
If the execution of the Management Services necessitates the engaging of office bearers, then such persons will be appointed by Gindi and will be employed by the Company and at its expense.  If what are involved are senior office bearers, their appointment and the terms of their employment will be according to consensus agreement of both the parties.  However, use of a base (platform) comprising, inter alia, employees and the equipment of Gindi and/or of Blue Square, as the case may be, will not impose on the Company and will not entitle the provider to any participation in the costs of such relevant base or platform.

9.15
For the removal of doubt it is hereby clarified that the Housing Company and the Mall Company will, with the consent of both the parties, appoint management and maintenance companies whose function will be to attend to the current and ongoing care of the commercial areas and the residential areas, as the case may be, and that the Management Services do not include these services, but they do include overriding management of the suppliers of such services, and this will apply until the end of the relevant management period of Gindi’s Management Services.

10.	Management of monies and bookkeeping and accounting

10.1
The Company’s ongoing accounting, including, without limitation, maintaining of bank accounts, suppliers’ accounts, issue of checks, issue of invoices, issue of accounts, issue of receipts, V.A.T. reports, social payments and various reports, work with the banking system (apart from current and ongoing work vis-à-vis the bank for purposes of implementing the construction loan agreement, which will be under Gindi’s responsibility,  nothing in the foregoing shall derogate from the provisions of Clause 5 and the sub-clauses thereof), current monthly reports to real estate appraisers and quarterly reports will be under the responsibility and the authority of Blue Square.  For purposes of performing this task the Company shall employ employees (comptroller,  bookkeeper and so forth) as necessary, who will be appointed by Blue Square and will be under its supervision and responsibility.  The remuneration of such employees shall be paid by the Company.

10.2	The Company’s accountants will be Kesselman and Kesselman or any other firm that may be recommended by Blue Square.

10.3
The Company’s financial statements shall be drawn in accordance with the Securities Regulations and in the format necessitated by the fact of the Company being a subsidiary of public companies and according to the accepted standards practiced by the parties.

10.4
It is clarified that the Company will be obliged to deliver its statements to the parties for purposes of being attached to the financial statements of the parties and for the publication thereof as required by the law enforcement authorities.

10.5
The board of directors of the Company shall convene to consider and approve the Company’s financial statements in the following manner: the annual statements – 45 days before the last date required for approving of financial statements by public companies whose shares are traded on the Tel Aviv Stock Exchange Ltd., and quarterly reports – 30 days before the last date is required for approving of quarterly reports by public companies whose shares are traded on the Tel Aviv Stock Exchange Ltd.

11.	Advertising

11.1
Gindi shall report regularly to Blue Square about advertisements it intends to publish by various forms of media in connection with the Project.  If any obligation should arise according to law for Blue Square to report on such advertising, the advertising will be coordinated in advance between the parties.

11.2
In every advertisement of the Project and in any media, including, without limitation, adverts in the press, billboards, advertising in newspapers, television, Internet and so forth, to the extent that this is dependent on Gindi or on Blue Square, the names of the parties as the promoters of the Project shall be exhibited equally.

12.	Dilution

12.1
Subject to the contents of this Document of Principles, including and in particular Clause 8.2 above, each party shall provide its share of investments in the equity capital, in guarantees and in collateral for purposes of planning, development, construction and marketing of the Project.  The providing of the share of each party shall be done in accordance with decisions that will be taken from time to time and/or as necessitated by the budget and/or as called for under the Sale Agreements and the obligations of the Company to a third party.

12.2
If either of the parties (hereinafter – “the Defaulting Party”) does not furnish the Joint Company with the finance required up to the date required for the purpose (hereinafter – “the Date of Payment”), then the other party which has furnished the financing required to the extent of its share (hereinafter – “the Complying Party”) will have the possibility, in its sole discretion, also to provide the share in the necessary financing of the Defaulting Party (hereinafter – “the Additional Financing”) on its own, subject to giving the Defaulting Party prior written notice of at least 15 days from the Date of the Payment.  If during the aforesaid period the Defaulting Party also fails to provide its share of the necessary financing, on its own, the Complying Party will be entitled to give the Defaulting Party written notice that it has decided to provide the Additional Financing for the Defaulting Party as a loan.  This amount, to the extent that it is actually provided as aforesaid and together with interest linked to the Consumer Price Index at an annual rate (or pro rata portion) of 12% plus V.A.T. in respect of the interest and the indexation differences, if any (hereinafter – “the Additional Financing Loan”) shall be repaid as a first repayment on account of the shareholders’ loans, before any payment and/or distribution of profits and before the Management Fees to Gindi, and subject to the obligations to the lending bank.  The calculation and charging of the interest shall be on a quarterly basis.

12.3
The Defaulting Party will have the right to rectify the breach during 60 days from the date on which the Additional Financing Loan was provided by the Complying Party.  After the elapse of 60 days from the date on which the Additional Financing Loan was provided, without having been repaid in full by the Defaulting Party, the Complying Party will be entitled, without derogating from any other remedy according to law, to dilute the share of the Defaulting Party in the relevant company, in accordance with the provisions set forth below:

The percentage holdings of  the Complying Party after the dilution in the Housing Company or in the Mall Company, as the case may be, will be determined as follows: a multiplication by 150% of the amount of the investment made by the Complying Party in lieu of the Defaulting Party, where this amount is divided by the total investments of the parties in that company.  For example: at the time of the initial investment each party invested NIS 500 in the relevant company.  The parties were called upon to provide an additional NIS 100 to the Mall Company (each party NIS 50).  The Complying Party paid its share and the Defaulting Party did not.  The Complying Party wishes to provide the Defaulting Party’s share, against dilution of the Defaulting Party’s share.  Calculation of the percentage dilution is:

50/1100 x 150% = 6.8%

Shares to an extent of 6.8% will be allotted to the Complying Shareholder against the furnishing of the aforesaid amount instead of the Defaulting Shareholder.

12.4
Calculation of the dilution according to the above principles will be done by  the  Arbiter Accountant in accordance with the above principle.  His determination will be made in writing, shall be delivered to the parties and shall be deemed to be a decision of an expert arbiter and his decision will be final and absolute (hereinbefore and hereinafter – “the Percentage Dilution”).  Determining of the Percentage Dilution shall be binding on the attorneys as stated in Clause 14.7 [12.6] below.

12.5
The validity of the dilution shall be commencing from the date on which the Complying Party notified the Defaulting Party about the dilution in accordance with this Document of Principles and after determination of the percentage dilution has been delivered to the parties.  Once such dilution has been made, the Defaulting Party will no longer be treated as a debtor in respect of the amount of the Additional Financing Loan, but this amount shall be recorded in the Company’s books as a shareholder’s loan to the Company from the Complying Party.

12.6
It is hereby agreed that at the time of signing of this Document of Principles, or at the latest within 7 days from the date of signing of this Document of Principles, the parties will lodge with the attorneys of the law office of M. Firon & Co. and the attorneys of the law office of Goldfarb, Levy, Eran, Meiri, Tsafrir & Co. (hereinafter – “the Attorneys”) the following documents as security for implementation of such dilution: minutes authenticated by an attorney and an irrevocable power of attorney in the text attached to this Document of Principles as Appendix C, duly and properly signed, empowering the Attorneys to perform any act in the name and on behalf of the parties and/or to sign any document that may be required for purposes of performing dilution operations as described in this clause.  The signature of the parties to this Document of Principles shall be tantamount to an authorization to the Attorneys to complete whatever is required in the Documents (for example, the Percentage Dilution, in accordance with the determination of the Arbiter Accountant).

12.7
Without derogating from the foregoing if either parties should object by act and/or omission, directly and/or indirectly, itself and/or through someone on its behalf, to a dilution of its share, notwithstanding that such dilution was made in accordance with the provisions of this Document of Principles, it will be deemed to have committed a material breach of this Document of Principles and in that case that portion of its shares in the Joint Company and in “the Management Company”, as defined below, which are equivalent to the Percentage Dilution, will – upon a demand by the other parties – be deemed to be someone whose rights in respect thereof have been absolutely and fully deferred, and same will be without any rights including, but without limitation, the right to receive notice of a general meeting of any class and the right to receive a pro rata share in a winding-up of the Joint Company.

12.8
On the demand of the party demanding dilution, the Attorneys shall be obliged to act to implement the dilution in accordance with the provisions of this clause above.  The signature by the parties to this Document of Principles is tantamount to the giving of an irrevocable instruction to the Attorneys to act as aforesaid.  The Attorneys shall confirm to the parties in writing immediately after the signing of this Document of Principles that they will act accordingly.

12.9
Until such time as it is otherwise agreed between the parties, monies that will be provided by either of the parties to the Company shall be recorded as shareholders loans.  The loans will bear interest from the date on which they were given to the Company and up to the date of actual repayment thereof at a rate which is 1% higher per annum than the rate of interest prevailing for the time being in respect of a deposit of an identical amount and for an identical period at the lending bank.

13.	Restrictions on transfer rights

Right of first refusal

13.1
A party wishing to transfer and/or sell any of its rights and obligations in the Joint Company, including an assignment and/or grant of any other right to a third party, including, without limitation, by way of an allotment and/or by way of realizing an encumbrance [except to the lending bank] whether for consideration or otherwise (hereinafter – “the Offered Object for Sale”) (hereinafter – “the Seller” and/or “the Offeror”), will be obliged first to offer the entire Object offered for sale to the other party at the price and on the conditions (including with regard to collateral security, terms of payment and so forth) which are being offered to him in binding fashion in writing by third party (hereinafter: “the Offeree, “the Offer”, as the case may be), in the following manner.

13.2
The Offer shall be made by giving written notice of sale, containing details regarding Object Offered for Sale, the price thereof, the terms of payment, the identity of the third party, including – if the third party is a legal entity – the identity of any controlling shareholder therein up to the private ultimate controlling shareholders therein, all as are known to it, or if the third party wishes to purchase the Object Offered for Sale as a trustee for another person or body in any manner, the identity of the beneficiary and the private ultimate controlling shareholder therein, all to the extent known to it, and the remaining terms and conditions of the sale (hereinafter – “the Notice of Sale”).  A binding offer by the third party shall be attached to the Notice of Sale.  The Offeree shall keep confidential the matters stated in the Notice of Sale, except to the extent required to realize its rights in accordance with this Document of Principles.  In addition a comfort letter from one of the five largest banks in Israel shall be attached to the Notice of Sale stating that the third party has the ability to raise the monies and the collateral security for financing the purchase of the Joint Company or the relevant share.

13.3
The Offeree will be entitled to notify the Offeror in writing, within thirty (30) days from the date of the Notice of Sale (hereinafter – “the Notice of the Acceptance Period”) that it accepts the Offer and wishes to purchase the rights which are offered at the price stated in the Notice of Sale, on the conditions of the Notice of Sale and subject to obtaining any approval required at law for purposes of the sale transaction coming into force, if and to the extent that same is required (hereinafter – “Notice of the Acceptance”).

13.4
Where Notice of Acceptance has been given by the Offeree, the Offeree shall purchase the Object Offered for Sale from the Offeror within fourteen (14) business days from the date of the Notice of the Acceptance (hereinafter – “the Period for Realization of the Notice of Acceptance”), subject to obtaining any approval required at law for purposes of the sale transaction coming into force, if required, in consideration for payment of the price specified in the Notice of Sale, and on the conditions set forth in the Notice of Sale.

13.5
If no Notice of Acceptance is given within the Notice of the Acceptance Period, or if a notice is given to the effect that the Offeree does not accept the Notice of Sale, or accepts on conditions that differ from the Notice of the Acceptance, or if the Offeree fails to sign the sale agreement and to make payment in accordance therewith within the Period of Realization of the Notice of Acceptance, the Offeror will be entitled to sell the Object Offered for Sale to a third party at a price and on conditions that are not less favorable than those specified in the third party’s offer as was attached to the Notice of Sale, provided that the sale agreement between the Offeror and the third party shall be signed within sixty (60) days from the date of termination of the Notice of the Acceptance Period or from the end of the Period for Realization of the Notice of the Acceptance, if there is such – and subject to the condition that the third party shall, prior to the effecting of the transfer and as a pre-condition for the execution thereof and for its validity, sign an undertaking pursuant to which it unconditionally assumes, with the approval of the lending bank, all the Offeror’s obligations and rights pursuant to this Document of Principles, and will agree to become a party to this Document of Principles for all intents and purposes, as if it had from the outset signed this Document in place of and/or together with the Offeror, as the case may be.  If the Offeree so demands from the Offeror, the Offeror shall disclose to the Offeree and to an accountant who will be appointed for this purpose by the Offeree, the full set of agreements between it and the third party in connection with the sale of the Object Offered for Sale.

13.6
Without derogating from the foregoing, a sale and/or transfer and/or allotment and/or realization of shares in the Joint Company in accordance with this Clause 13 above will be of no validity, unless approved in accordance with the provisions of the Sale Agreements and the party who acquires the rights as aforesaid shall, with the approval of the lending bank, step into the shoes of the selling party (back to back) in all respects, including vis-à-vis the Sellers, third parties and in accordance with this Document of Principles and the co-ownership agreements, and shall produce an approval thereto from the lending bank and shall cause the release of all (or a pro rata portion, as the case may be) of the collateral security the selling party has furnished to the lending bank and/or to the Sellers, all of which shall be at the time of payment of the consideration and against transfer of substitute collateral security to whatever extent may be required.

13.7
If an agreement is not signed for the sale of the Object Offered for Sale to a third party within 60 days from the end of the Notice of the Acceptance Period or from the end of the Period for Realization of the Notice of Acceptance, if there was such, the Offeror will not be entitled to sell the Object Offered for Sale to the third party until after having given a fresh right of first refusal as described above, including the giving of a new notice of sale.

13.8
It is clarified that there shall be no validity to any sale, unless the lending bank has delivered written approval to the effect that this is being done with its acquiescence and with its knowledge and that the buyer has furnished all the necessary collateral security and undertakings in place of the Seller.

14.	Tag-Along right

14.1
In the event that either of the parties should wish to sell and/or to transfer and/or to allot, directly or indirectly, any of its shares in the Company to third parties and the right of first refusal described in Clause 13 above has not been exercised in connection with such sale, the aforesaid sale – transfer – allotment shall be subject to the right of the other party to join in the sale to a third party in accordance with the provisions set forth below.

14.2
The party wishing to transfer (hereinafter – “the Offeree Seller”) its shares in the Company (hereinafter – “the Shares being Sold”) to any third party (hereinafter – “the Offeror Buyer”) shall be obliged, prior to such sale, to send in writing the offer of the Offeror Buyer to purchase the Shares being Sold to the other party in writing (hereinafter – “the Other Party”), which shall include the identity of the third party, including, in the event that the third party is a legal entity, the identity of all the controlling shareholders therein up to and including the ultimate private controlling shareholders therein, as are known to it, or if the third party wishes to buy the shares as a trustee for another person or body in any way, the identity of the beneficiary and the ultimate private controlling shareholders therein, as far as are known to it, as well as the consideration offered to it by a third party for the purchase of the Shares being Sold and the terms of payment thereof, and the remaining terms and conditions of the proposed transaction for the sale of all the Shares being Sold.

14.3
The Other Party will be entitled, within 30 (thirty) days from the date on which details of the Offeror Buyer’s offer are received by it, to give notice in writing to the Offeree Seller of its desire to participate in a sale to the Offeror Buyer of the Shares being Sold under the conditions set forth in the details of the Offeror Buyer’s offer which has been received by him as aforesaid (hereinafter – “Tag-Along Notice” and “Tag-Along Notice Period”, respectively).  Where such Tag-Along Notices have been given and an agreement has been signed for the sale of the Shares being Sold between the Offeror Seller, the Other Party who served a Tag-Along Notice in time and the Offeror Buyer, within fourteen (14) business days from the end of the Tag-Along Notice Period (hereinafter – “the Period for Exercise of the Tag-Along Notice”), the sale of the Shares being Sold will be divided between the Offeree Seller and the Other Party according to the proportion of the holdings of each of the foregoing in the share capital of the Joint Company, but under no circumstances not more than one share against each share sold.

14.4
If no Tag-Along Notices as aforesaid are given within the Tag-Along Notice Period, or if a Tag-Along Notice is given stating that the party giving the notice confirms its participation on conditions that differ from those set forth in the offer of the Offeror Buyer, or the party who delivers the Tag-Along Notice fails to sign the agreement for sale of the Shares being Sold within the period of exercise of the Tag-Along Notice, the Offeree Seller will be entitled to sell all the Shares being Sold to the Offeror Buyer in accordance with the details of the offer as was sent to the Other Party, provided that an agreement for the sale of the Shares being Sold to the third party shall be signed between them within 60 days from the end of the Tag-Along Notice Period or from the end of the period for exercise of the Tag-Along Notice, if there was such.

14.5
Subject to the foregoing, the shareholders shall cooperate and shall sign any document that is required in order to implement a sale of the Shares being Sold and the shares of the Other Party which are offered for sale to a third party in good time.

14.6
In addition to the foregoing, it is hereby expressly agreed that a sale of the shares been sold and/or the shares of the Other Party that are offered for sale, to any third party, is conditional upon the third party assuming all the rights and obligations of the Offeree Seller (and of the Other Party who delivered a Tag-Along Notice as aforesaid, if there was such) in accordance with this Document of Principles and the Sale Agreements, and it shall agree to become a party to those Agreements in all respects, as if it had signed same from the outset instead of and/or together with the Offeree Seller and/or the parties to whom a Tag-Along offer was made, as the case may be.

14.7
It is clarified that no sale and/or transfer and/or allotment will be of any validity, unless the lending bank has given written approval pursuant to which this is being done with its knowledge and consent and that the Buyer has furnished all the necessary collateral and undertakings instead of the Seller.

15.	Prohibition on transfer of rights

15.1
Notwithstanding any other provision in this Agreement, it is agreed that none of the parties will be entitled to transfer or sell or to confer means of control, directly or indirectly, which are cumulatively greater than 20% of that party’s portion of the issued share capital, including by way of an allotment of any of the companies until completion of the Project (in other words the obtaining of Form 4 for the residential buildings and the commercial areas).

16.	General

16.1
Without derogating from the contents of Clause 15.1 above, it is hereby clarified that in every case of the party who transfers its rights, in whole or in part, to another/others in accordance with the mechanisms that are the subject of this Document of Principles, the transferor party undertakes, as a pre-condition to the validity of the transfer of rights, as follows:

16.2
To cause a situation that the buyer/s or the transferee/s take upon himself/themselves as against the remaining party the obligations pursuant to this Document of Principles, in accordance with the Sale Agreements, and in accordance with any contractual arrangements of the parties with third parties, including the lending bank, prior to the date of transfer of the Object Offered for Sale to such buyer/s or transferee/s and shall sign this Document of Principles with the remaining party, and the lending bank shall approve such transfer (such approval is a pre-condition to the validity of the transfer) as also releasing the selling party from its obligations to the lending bank, in whole or in part, as the case may be.

16.3	To pay all its debts to the Joint Company and to the remaining party up to the date of transfer of the rights, if there are such.

16.4
To remove any encumbrance that is registered over its portion of the Joint Company and to release the other party from such encumbrance and to give the other party a written declaration stating that it has reported the fact of the sale and/or transfer to any entity required according to any law.

16.5
The provisions of Clauses 13 and 14 above shall apply, mutatis mutandis, also in a case in which any of the parties wishes to sell and/or transfer and/or allot and/or to realize an encumbrance (“Transfer of Rights”) any of its shares in the Company which are held directly or indirectly, in the Mall Company and/or in the Housing Company, except in companies the securities of which are traded on the Stock Exchange, but same will not apply to a Transfer of Rights of any of the parties to a corporation under the direct and/or indirect control of the transferor party or of the controlling shareholders in the transferor and/or the controlling shareholders in the controlling shareholder (hereinafter – “Controlled Corporation”), or to a corporation under the control of the controlling shareholders in the transferor (hereinafter – “a Sister Corporation”), or to a corporation which directly or indirectly controls the transferor (hereinafter – “Controlling Corporation”), provided that the Controlled Corporation or the Sister Corporation or the Controlling Corporation, as the case may be, is under the full control (100%) of the controlling shareholder therein and that the Controlling Corporation shall confirm in writing that it is stepping into the shoes of the transferor in all respects connected with this Document of Principles, and shall sign this Document of Principles and shall undertake to abide by the provisions hereof and of the Sale Agreements, the co-ownership agreement and any existing agreement with a third party.

16.6
If the shares in the Management Company are registered directly in the names of the parties, then wherever in this Document of Principles a transfer and/or sale and/or allotment of shares in the Joint Company is referred to this shall also mean the Management Company, all in the same ratio.

17.	Handling of legal matters

17.1
It is agreed that handling of the legal aspects connected with “the residential precinct” shall be entrusted to the law office of Goldfarb, Levy, Eran, Meiri, Tsafrir & Co., in accordance with the fees agreement attached to this Document of Principles as Appendix C and the handling of the legal aspects connected with the Commercial Precinct will be entrusted to the attorneys who will be decided by Blue Square in accordance with a fees agreement that was attached to this Document of Principles and Appendix D.

18.	Liability and indemnity

18.1	Each party will be liable on its own for the fulfillment of all its obligations under this Document of Principles, in full and punctually on due date.

18.2
Each party (in this clause below – “the Indemnifying Party”) shall indemnify the other party and/or the Joint Company, as the case may be (hereinafter in this clause – “the Indemnified Party”), in respect of any damage and/or loss and/or expense that may be incurred by the Indemnified Party in respect of a claim and/or demand the Indemnified Party has been ordered to pay and which arises from an act and/or omission of the Indemnifying Party, which constitutes a material breach by that party of this Document of Principles and/or of the Sale Agreement and/or of the Co-ownership Agreement, which has not been cured, provided that the Indemnified Party delivered written notice to the Indemnifying Party with regard to the claim and/or the demand as aforesaid, immediately same was received by it, and gave the Indemnifying Party a fair opportunity of defending it, and did not compromise without the written consent of the Indemnifying Party, or a judgment was granted which ordered such payment in favor of such third party, the execution of which has not been stayed. Without derogating from the foregoing, if an attachment is imposed over the assets and/or rights of the Indemnified Party, the Indemnifying Party shall attend to the immediate removal of the attachment, including by way of furnishing collateral security and guarantees to the third party who requests the attachment, upon the fulfillment of conditions which oblige the Indemnifying Party to indemnify the Indemnified Party in accordance with the foregoing.

19.	Reimbursement of expenses for payment to consultants

19.1
The Company shall bear the full expenses that are incurred by the parties, plus V.A.T. as prescribed by law, which were disbursed up to and prior to the date of signing of this Document of Principles, all against vouchers and receipts, and shall do so not later than 20 business days from the date of signing of this Document of Principles. The foregoing shall include the Company bearing the full expenses mentioned in Appendix E to this Document of Principles.

20.	Letting of areas

April 15, 2010

It is agreed between the parties that if the general meeting of Blue Square Real Estate Ltd. does not approve the transaction and if as a result thereof or in connection therewith the Sellers or any of them should foreclose on the guarantee that is lodged with them, then and in that event Blue Square will be released from participation in the amount that has been foreclosed upon and such amount shall be borne by Gindi.

20.1
The Mall Company will let to Blue Square or to any member of the Blue Square Group, an area of 400 sq.m., whether as one unbroken area on floor minus one or on the commercial level of the fabric building (for residential purposes) or in two sections on the above-mentioned levels, all at the election of Blue Square, for purposes of a supermarket / convenience stores / organic products store, against rentals per gross sq.m. that will be equivalent to the average rentals per gross sq.m. of five (5) AM-PM branches whose rentals per sq.m. are the highest of the branches of the aforesaid chain in Tel Aviv. The lease period will be for a long term and will be renewed from time to time at Blue Square’s request, but not for more than 24 years and eleven months, and in each period which renews as aforesaid the rentals will be fixed afresh according to the format specified above. Blue Square’s aforesaid right will remain in force so long as the shops have not been let to third parties. The parties agree that no supermarket or convenience store of a similar type to the stores of the type operated by the Blue Square Group shall be operated in the Commercial Precinct, except those of the Blue Square group.

20.2
It is further agreed that if Blue Square or any one on its behalf should request to hire areas that exceed the abovementioned areas but under no circumstances more than 1,500 sq.m. gross (which include the areas mentioned in Clause 20.1 above), then and in that event Gindi will have a corresponding right to hire areas (up to 1100 sq.m.) in the same area, and location and on identical conditions. This right will be available to Blue Square subject to the condition that areas remain both for Blue Square as well as for Gindi.  In such case Gindi will have the right to let such areas to any third party who may wish to hire same and all the revenues in respect of such areas shall belong to Gindi alone.

20.3	It is agreed that the supply of gas to units in the Residential Precinct and in the Commercial Precinct shall be performed by Dorgas at competitive prices that shall be agreed upon with it.

21.	Guarantees

21.1
Blue Square shall cause a situation that Blue Square Real Estate Ltd. (Blue Square Real Estate) shall, subject to the fulfillment of the conditions precedent, sign a guarantee for the performance of the obligations of Blue Square pursuant to this Document of Principles. In addition, Blue Square shall sign the guarantees that are required from it in the scope of the Purchase Agreements and in the scope of the contractual arrangement with the Lending Bank.

21.2
Gindi shall cause a situation that Gindi Investments 1 Ltd., and Dirot Yukra Ltd., shall, subject to the fulfillment of the conditions precedent, sign a guarantee for the performance of the obligations of Gindi pursuant to this Document of Principles in a manner whereby Gindi Investment 1 Ltd., shall guarantee one half (50%) of the obligations of Gindi, and Dirot Yukra will guarantee the full (100%) of the obligations of Gindi. In addition Gindi Investments 1 Ltd. and Dirot Yukra shall sign the guarantees that are required from them in the scope of the Purchase Agreements and in the scope of the contractual arrangement with the Lending Bank, according to the aforesaid division.

21.3
If guarantees that have been given by Blue Square Real Estate or by Dirot Yukra and Gindi Investments 1, or by any one on their behalf, as the case may be, be realized, then the guarantor whose guarantee has been realized shall be indemnified by the other in an amount equivalent to one half of the amount of realization plus expenses incurred in the matter and together with interest at a rate of prime plus 6% per annum in respect of the realized amount from the date of the realization and up to the date of actual payment. It is hereby agreed that the failure of either of the parties to abide by the provisions of this clause shall be deemed to be a material breach and in such case the provisions of Clause 14 (dilution) shall apply, mutatis mutandis.

22.	Conditions precedent

Conditions precedent for this Document of Principles coming into force are cumulatively as follows:

22.1
The signing of the Sale Agreements with the Sellers and the fulfillment of the conditions precedent. If this condition precedent is not fulfilled, then the provisions of this Document of Principles the time for fulfillment of which is not contingent upon the Sale Agreements coming into force will apply, such as: each party bearing one half of the expenses which have been incurred and/or which may be incurred by the parties.

22.2	Approval by the authorized organs of Blue Square to entering into this Document of Principles.

22.3	Approval by the authorized organs of Gindi to entering into this Document of Principles.

23.	Full extent of obligations

23.1
This document fully reflects, on an updated basis, everything that has been agreed between the parties and cancels any prior document. All the documents made between the parties or anyone on their behalf prior to this document are null and void as if never made and in particular the document dated January 20, 2010.

23.2	This document shall not be deemed to be an agreement in favor of a third party.

24.	Resolution of disputes

In the event of a dispute between the parties regarding implementation of the provisions of this Document of Principles and/or the interpretation hereof, the parties shall, within 3 days from the date on which one party applied to the other, refer the dispute between them to mediation before the attorneys of the parties Adv. Shlomo Shafir and Adv. Levy Amitai (hereinafter – “the Mediators”). If the Mediators do not reach overall agreement between them within seven (7) days from the date the subject of the dispute was referred to them, the decision will be referred to arbitration before “the Arbitrator”, as defined below. The Arbitrator shall be a retired District Court Judge who shall be appointed with the consent of the parties and in the absence of agreement between them, he will be appointed by the Tel Aviv District Court, on an application to the court by either of the parties. The court shall not appoint as Arbitrator anyone who does not agree to take upon himself to give his award within the times specified below in this clause (hereinafter – “the Arbitrator”). The Arbitrator shall not be bound by the rules of civil procedure but will be obliged to give written reasons for his award. The Arbitrator’s award  shall be final and binding and shall not be appealable.  The Arbitrator’s decision shall be given with the urgency necessitated by the subject that is the issue in dispute, but under all circumstances not later than 30 days from the date of his appointment.

25.
The parties will be prohibited from encumbering their rights, directly or indirectly, pursuant to the Sale Agreements and/or this Agreement and/or their rights in the Property Sold, except in favor of the Lending Bank only and subject to the provisions of this Document of Principle.  Notwithstanding the foregoing it is agreed that in a situation in which either of the parties to this Agreement requests to provide the companies with loans together with the Lending Bank, then and in that event, subject to obtaining the consent of the Lending Bank, the parties will be entitled to encumber their rights as aforesaid in favor of such party, under an encumbrance ranking pari passu with the Lending Bank, or by a second ranking encumbrance which ranks behind the Lending Bank, provided that the encumbrance shall conform, mutatis mutandis, with the construction loan documents that will be signed with the Lending Bank.

26.
The parties shall act in such a way that within 60 days a detailed agreement will be signed between them which regulates the relationship between the parties on the basis of the principles set forth in this Document of Principles and until such time as the aforesaid detailed agreement is signed, the provisions of this Document of Principles shall apply to and be binding on the parties.

27.	Interpretation

This document shall be interpreted and construed solely according to what is stated herein. Drafts and/or documents that were made and/or exchanged between the parties prior to this document shall be deemed never to have been made and it shall not be possible to make use thereof for purposes of interpretation of this document.

In witness whereof the parties have hereunto signed:

/s/ Dror Moran, Zeev Stein	/s/
Blue Square	Gindi

Guarantee of Interested Parties (Gindi)

We, the undersigned, Dirot Yukra Ltd., hereby confirm and undertake to Blue Square Real Estate Ltd. (hereinafter – “Blue Square”) as follows:

1.
That the declarations and the undertakings that have been given by Gindi Trade Tel Aviv Ltd. and Gindi Housing Tel Aviv Ltd. (hereinafter – “Gindi”) in the scope of this Document of Principles are true and correct and are up to date.

2.
We are fully conversant with the provisions of this Document of Principles and we declare and undertake that we have the capability of complying with all the obligations of Gindi under this Document of Principles, in accordance with the contents of Paragraph 3 below.

3.
We are guarantors to Blue Square for the fulfillment of all Gindi’s obligations under this Document of Principles, including payment of all the payments which Gindi is obliged to pay in accordance therewith.

4.
Our abovementioned obligations are absolute, irrevocable and unconditional, and included in this nothing in our undertakings to Blue Square is contingent upon a prior reference by Blue Square to Gindi and/or the exhausting of any proceedings and/or remedies that are available to Blue Square pursuant to the Document of Principles and/or according to any law.

5.	The parties waive their rights under Sections 5, 6 and 7 of the Guarantee Law and the necessity for prior reference to them as aforesaid.

/s/
Dirot Yukra Ltd

Certification by Attorney

I the undersigned Yitzhak Cobos, Adv., hereby certify that Mr. Kfir Gindi, who is personally known to me, signed this Document of Principles and that he is authorized to sign in the name and on behalf of Dirot Yukra Ltd. and that his signature binds Dirot Yukra Ltd.

/s/ Yitzhak Cobos
Yitzhak Cobos, Adv.

Guarantee of Interested Parties (Gindi)

We, the undersigned, Gindi Investments 1 Ltd., hereby confirm and undertake to Blue Square Real Estate Ltd. (hereinafter – “Blue Square”) as follows:

1.
That the declarations and the undertakings that have been given by Gindi Trade Tel Aviv Ltd. and Gindi Housing Tel Aviv Ltd. (hereinafter – “Gindi”) in the scope of this Document of Principles are true and correct and are up to date.

2.
We are fully conversant with the provisions of this Document of Principles and we declare and undertake that we have the capability of complying with all the obligations of Gindi under this Document of Principles, in accordance with the contents of Paragraph 3 below.

3.
We are guarantors to Blue Square for the fulfillment of all Gindi’s obligations under this Document of Principles, including payment of all the payments which Gindi is obliged to pay in accordance therewith.

4.
Our abovementioned obligations are absolute, irrevocable and unconditional, and included in this nothing in our undertakings to Blue Square is contingent upon a prior reference by Blue Square to Gindi and/or the exhausting of any proceedings and/or remedies that are available to Blue Square pursuant to the Document of Principles and/or according to any law.

5.	The parties waive their rights under Sections 5, 6 and 7 of the Guarantee Law and the necessity for prior reference to them as aforesaid.

/s/
Gindi Investments 1 Ltd.

Certification by Attorney

I the undersigned Yitzhak Cobos, Adv., hereby certify that Mr. Manor Gindi, Mr. Uri Levy and Mr. Eliahu Friedman who are personally known to me, signed this Document of Principles and that they are authorized to sign in the name and on behalf of Gindi Investments 1 Ltd. and that their signature binds Gindi Investments 1 Ltd.

/s/ Yitzhak Cobos
Yitzhak Cobos, Adv.

Guarantee of Interested Parties (Blue Square Real Estate)

We, the undersigned, Blue Square Real Estate Ltd., hereby confirm and undertake to Dirot Yukra Ltd. and Gindi Investments 1 Ltd (hereinafter – “Gindi”) as follows:

1.
That the Declarations and Undertakings that were given by Blue Square Real Estate Tel Aviv Market Residential Ltd. and Blue Square Real Estate Tel Aviv Market Housing Ltd. (hereinafter – “Blue Square”) in the scope of this Document of Principles are true and correct and are up to date.

2.
We are fully conversant with the provisions of this Document of Principles and we declare and undertake that we have the capability of complying with all the obligations of Gindi under this Document of Principles, in accordance with the contents of Paragraph 3 below.

3.
We are guarantors to Blue Square for the fulfillment of all Gindi’s obligations under this Document of Principles, including payment of all the payments which Gindi is obliged to pay in accordance therewith.

4.
Our abovementioned obligations are absolute, irrevocable and unconditional, and included in this nothing in our undertakings to Blue Square is contingent upon a prior reference by Blue Square to Gindi and/or the exhausting of any proceedings and/or remedies that are available to Blue Square pursuant to the Document of Principles and/or according to any law.

5.	The parties waive their rights under Sections 5, 6 and 7 of the Guarantee Law and the necessity for prior reference to them as aforesaid.

/s/ Dror Moran, Zeev Stein
Blue Square Real Estate Ltd.

Certification by Attorney

I the undersigned Yael Avner, Adv., hereby certify that Mr. Dror Moran and Mr. Zeev Stein who are personally known to me, signed this Document of Principles and that they are authorized to sign in the name and on behalf of Blue Square Real Estate Ltd. and that their signature binds Blue Square Real Estate Ltd.

/s/ Yael Avner
Yael Avner, Adv.